Exhibit 11
                 Richardson Electronics, Ltd. And Subsidiaries
                      Computation of Net Income per Share

Net income (loss) per share for 1996, 1995 and 1994 was computed by dividing net income (loss) by the weighted average number of common and common share equivalents outstanding. The treasury stock method was applied to those stock options that would have a dilutive effect on net income per share. The average market price of the Company's stock was used in determining primary income per share, while the year-end market price (if greater than the average market price) was used in determining fully diluted net income per share.

The Company's 7 1/4% convertible debentures have not been included in the calculation of net income per share because their effect would be anti-dilutive. Fully diluted net income per share has not been presented on the face of the income statement because it does not differ significantly from primary income per share for each year.

                                           (Shares and Amounts in Thousands)
                                             1996         1995         1994
                                          ---------    ---------    ---------
Primary net income (loss) per share:
  Weighted average shares outstanding       11,659       11,425       11,285
  Effect of dilutive stock options             343          141           14
                                          ---------    ---------    ---------
    Total                                   12,002       11,566       11,299
                                          =========    =========    =========

  Net income (loss) before extra-
    ordinary item                         $  8,111     $  2,481     $(19,809)
  Extraordinary gain, net of tax                 -          527            -
                                          ---------    ---------    ---------
    Net income (loss)                     $  8,111     $  3,008     $(19,809)
                                          =========    =========    =========

  Per share amounts:
    Net income (loss) before extra-
      ordinary item                       $    .68     $    .21     $  (1.75)
    Extraordinary gain, net of tax               -          .05            -
                                          ---------    ---------    ---------
      Net income (loss) per share         $    .68     $    .26     $  (1.75)
                                          =========    =========    =========

Fully diluted net income per share:
  Weighted average shares outstanding       11,659       11,425       11,285
  Effect of dilutive stock options             363          174           14
                                          ---------    ---------    ---------
    Total                                   12,022       11,599       11,299
                                          =========    =========    =========

  Net income (loss) before extra-
    ordinary item                         $  8,111     $  2,481     $(19,809)
  Extraordinary gain, net of tax                 -          527            -
                                          ---------    ---------    ---------
    Net income (loss)                     $  8,111     $  3,008     $(19,809)
                                          =========    =========    =========

  Per share amounts:
    Net income (loss) before extra-
      ordinary item                       $    .67     $    .21     $  (1.75)
    Extraordinary gain, net of tax               -          .05            -
                                          ---------    ---------    ---------
      Net income (loss) per share         $    .67     $    .26     $  (1.75)
                                          =========    =========    =========